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                                                                Exhibit No. 4


                         FIRST MERCHANTS CORPORATION

                           1994 STOCK OPTION PLAN


I.        PURPOSE

          The purposes of the First Merchants Corporation 1994 Stock Option Plan (the "PLAN") are to promote the long-term success of First Merchants Corporation (the "COMPANY") and its subsidiaries, and to attract, retain, and motivate key employees and directors while creating a long-term mutuality of interest with shareholders.


II.       ADMINISTRATION

          The Plan shall be administered by the Compensation Committee (the "COMMITTEE"), consisting of three or more non-employee members of the Board of Directors of the Company (the "BOARD"), all of whom shall be "DISINTERESTED PERSONS" as such term is defined in the rules of the Securities and Exchange Commission, as amended from time to time. The Committee shall have full authority to establish regulations for the administration of the Plan and to make any other determination it deems necessary to administer the Plan, except as expressly provided in the Plan.


III.      ELIGIBILITY FOR AWARD

          Non-employee directors of the Company who are serving as directors on the date of grant shall automatically receive options under the Plan, as provided in Section IV. In addition, the Committee shall designate key employees (not non-employee directors) of the Company or any subsidiary of the Company to receive options under the Plan.


IV.       ALLOTMENT OF SHARES

          Shares of common stock of the Company to be issued under the Plan shall be made available, at the discretion of the Board, either from authorized but unissued shares or from issued shares reacquired by the Company. The aggregate number of shares of common stock that may be issued under the Plan shall not exceed 210,000 shares. Where options are for any reason canceled, or expire or terminate unexercised, the shares covered by such options shall again be available for grant of options within the limits provided by the preceding sentence. Options may be allotted to eligible employees (not non-employee directors) at such times and in such amounts as the Committee, in its sole discretion, may determine, provided, however, that in the case of options which are intended to be incentive stock options ("INCENTIVE STOCK OPTIONS") within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "CODE"):

          (i) the option holder, at the time the option is granted, shall not own common stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, and


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          (ii) the aggregate Fair Market Value (determined at the time the option is granted) of the stock with respect to which the options are exercisable for the first time by an individual during any calendar year (under all such plans of the Company and any parent or subsidiary corporations) shall not exceed $100,000.

          Options to purchase 400 shares of common stock, which shall be options that do not qualify as Incentive Stock Options ("NON-QUALIFIED STOCK OPTIONS"), shall automatically be granted to all non-employee directors of the Company each July 1 during the term of the Plan. However, if at any time insufficient shares remain available for allotment to non-employee directors in accordance with the preceding sentence, the number of options allotted to each such director shall be reduced proportionally.


V.        GRANTING OF OPTIONS

          All options granted under the Plan shall be in such form as the Committee may from time to time approve. The Committee shall determine in each case whether the options are Incentive Stock Options or Non-Qualified Stock Options; provided, however, options granted to non-employee directors must be Non-Qualified Stock Options. All options granted under the Plan shall be subject to the following terms and conditions:

          (a) OPTION PRICE. The option price per share with respect to each option granted to a non-employee director shall be equal to 100% of the Fair Market Value of the common stock at the date the option is granted. The Commit- tee shall determine the option price per share with respect to each option granted to an eligible employee; provided, however, the option price shall not be less than 100% of the Fair Market Value of the common stock at the date the option is granted.

          (b) PERIOD OF OPTION. Unless a shorter period is fixed by the Committee or another provision of this Plan, each option may be exercised during a period of ten years from the date the option was granted.

          (c) PAYMENT. The option price shall be payable in cash, by tender to the Company of shares of Company stock owned by the option holder, or by any combination thereof. No shares shall be issued until full payment has been made. A holder of an option shall have none of the rights of a shareholder until the shares are issued.

          (d) EXERCISE OF OPTIONS. The shares covered by an option may be purchased on such installments and on such exercise dates as the Committee may determine, provided, however, that no option shall become exercisable until at least six months after grant unless disability of the option holder occurs before the expiration of the six-month period. Any shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the final expiration of the option. In no event shall any option be exercisable after the expiration of ten years from the date upon which the option was granted. Each option shall become exercisable according to terms set by the Committee at the time of grant, except as specified in
Section VI (Acceleration of Exercisability on Change of Control). The Committee may direct that an option become exercisable in installments, which need not be annual installments, over a period which may be less than the term of the option. At such time as an installment shall become exercisable, it may be exercised at any time thereafter in whole or in part until the expiration or termination of the option. The



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Committee may, in its sole discretion, prescribe shorter or longer time periods and additional requirements with respect to exercise of an option.

          (e) NONTRANSFERABILITY OF OPTIONS. An option granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the employee or director to whom granted, may be exercised only by such employee or director, or his or her guardian or legal representative.

          (f) TERMINATION OF EMPLOYMENT. Upon the termination of an option holder's employment (for any reason other than retirement, disability, death or termination for deliberate, willful or gross misconduct), option privileges shall be limited to the shares which were immediately purchasable at the date of such termination and such option privileges shall expire unless exercised before the date of such termination. If an option holder's employment is terminated for deliberate, willful or gross misconduct, as determined by the Board, all rights under the option shall expire upon receipt of the notice of such termination.

          (g) RETIREMENT OR DISABILITY OF AN OPTION HOLDER. In the event of an option holder's disability (within the meaning of Section 22(e)(3) of the Code) or retirement as an employee or director, option privileges shall apply to those shares immediately purchasable at the date of separation from service. The Committee, in its sole discretion, may provide that any options outstanding but not yet exercisable upon the separation of the option holder may become exercisable in accordance with a schedule determined by the Committee; provided, however, that in the event of retirement no options shall become exercisable until at least six months after grant. Option privileges under Incentive Stock Options shall expire unless exercised within three months from the date of separation, but no later than the date on which the option terminates. Option privileges under Non-Qualified Stock Options shall expire unless exercised within five years from the date of separation, but no later than the date on which the option terminates.

          (h) DEATH OF OPTION HOLDER. Upon the death of an option holder, option privileges shall apply to those shares which were immediately purchasable at the time of death. Option privileges shall expire unless exercised by legal representatives or beneficiaries within one year after the date of the employee's or director's death, but no later than the date on which the option terminates.


VI.       ACCELERATION OF EXERCISABILITY ON CHANGE OF CONTROL

          Upon a Change of Control of the Company, all options theretofore granted and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time in accordance with the provisions of the Plan relating to periods of exercisability and to termination of employment.

          A "CHANGE OF CONTROL" shall be deemed to have occurred if:

          (i) any individual, entity or firm becomes the beneficial owner of 40% or more of the outstanding common stock of the Company, provided, however, that such an event shall not constitute a Change of Control if such shareholder has entered into an agreement with the Company, approved by the Board, which materially restricts the right of such shareholder to direct or influence the management or policies of the Company; or



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          (ii) in any solicitation of proxies from the security holders of the Company, proxies are solicited by or on behalf of a person or entity other than the Board and, upon the conclusion of such solicitation, nominees of such person or entity are elected to one-half or more of the then available positions on the entire Board.

          The merger or consolidation of the Company with any other entity shall not, as such, be regarded as a Change of Control for the purposes of this Plan. The effect of such a merger or consolidation shall be determined by the provisions of this Section.


VII.      FAIR MARKET VALUE

          "FAIR MARKET VALUE" shall mean the value of a share of common stock on a particular date, determined as follows: (i) if the common stock is not listed on such date on any national securities exchange, the average between the highest "bid" and lowest "offered" quotations of a share on such date (or, if none, on the most recent date on which there were bid and offered quotations of a share), as reported by the National Association of Securities Dealers Automated Quotation System, or other similar service selected by the Committee; (ii) if the common stock is neither listed on such date on a national securities exchange nor traded in the over-the-counter market, the fair market value of a share on such date as determined in good faith by the Committee; or (iii) if the common stock is listed on such date on one or more national securities exchanges, the last reported sale price of a share on such date as recorded on the composite tape system, or, if such system does not cover the common stock, the last reported sale price of a share on such date on the principal national securities exchange on which the common stock is listed or, if no sale of common stock took place on such date, the last reported sale price of a share on the most recent day on which a sale of a share took place as recorded by such system or on such exchange, as the case may be.


VIII.          ADJUSTMENT IN THE EVENT OF RECAPITALIZATION

          In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure of the Company, the Committee shall make such adjustments, if any, as are appropriate in the number and kind of shares authorized by the Plan, in the number and kind of shares covered by the options granted and in the option price.


IX.       AMENDMENTS AND DISCONTINUANCE

          The Board may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the holders, any options then outstanding, or amend the Plan without shareholder approval so as to materially: (i) increase the benefits accruing to participants under the Plan; (ii) increase the number of securities which may be issued under the Plan; (iii) modify the requirements as to eligibility for participation in the Plan; or (iv) increase the cost of the Plan to the Company. In addition, Plan provisions relating to non-employee directors may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974 (ERISA), or the rules thereunder.



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X.        COMPLIANCE WITH RULE 16b-3

          With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, if permitted by law and deemed advisable by the Committee.


XI.       EFFECTIVE DATE AND TERM OF THE PLAN

          The 1994 Stock Option Plan shall become effective on July 1, 1994, subject to prior approval of the shareholders. No option shall be granted pursuant to this Plan after June 30, 1999. However, options theretofore granted may extend beyond that date in accordance with their terms and the provisions of the Plan.



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